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                                                                 EXHIBIT 12

                        CALCULATION OF RATIO OF EARNINGS
                           TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS


                                       Fiscal          Fiscal          Fiscal          Fiscal          Fiscal            Nine
                                     Year Ended      Year Ended      Year Ended      Year Ended      Year Ended      Months Ended
                                     Dec. 1992       Sept. 1993      Sept. 1994      Sept. 1995      March 1996       Dec. 1996
                                    ------------    ------------    ------------    ------------    ------------    ------------
Interest                            $  1,909,000    $  4,173,000    $  9,968,000    $ 11,205,000    $  1,306,000    $  1,163,000

Preferred Dividends                      206,000         263,000         240,000         240,000         327,000       4,458,000
                                    ------------    ------------    ------------    ------------    ------------    ------------

Total Fixed Charges and                2,115,000       4,436,000      10,208,000      11,445,000       1,633,000       5,621,000
    Preferred Dividends (A)

Net Income (Loss)                       (846,000)       (391,000)    (26,190,000)    (20,134,000)     (2,998,000)     (3,268,000)
                                    ------------    ------------    ------------    ------------    ------------    ------------

Total Available to Cover               1,269,000       4,045,000     (15,982,000)     (8,689,000)     (1,365,000)      2,353,000
                                    ------------    ------------    ------------    ------------    ------------    ------------
    Fixed Charges (B)

Ratio (B/A)                                  .60             .91           (1.57)           (.76)           (.84)            .42
                                    ============    ============    ============    ============    ============    ============



For each period shown: year ending 12/31/92, nine months ending 9/30/93, year ending 9/30/94 and 9/30/95, the six months ending 3/31/96 and the nine months ended 12/31/96, the registrant's ratio of earnings (loss) to fixed charges is less than one-to-one coverage and, therefore, earnings (loss) are inadequate to cover fixed charges. The following represents the dollar amount of the coverage deficiency:


                               Total Fixed Charges           Total Available to
                           and Preferred Dividends (A)     Cover Fixed Charges (B)   Coverage Deficiency (A-B)
                           ---------------------------     -----------------------   -------------------------
Fiscal Year Ended 12/31/92       $  2,115,000                    $  1,269,000              $    846,000
Fiscal Year Ended 9/30/93           4,436,000                       4,045,000                   391,000
Fiscal Year Ended 9/30/94          10,208,000                     (15,982,000)               26,190,000
Fiscal Year Ended 9/30/95          11,445,000                      (8,689,000)               20,134,000
Fiscal Year Ended 3/31/96           1,633,000                      (1,365,000)                2,998,000
Nine Months Ended 12/31/96          5,621,000                       2,353,000                 3,268,000